Form 201
Filed In the Office of the
	State of Texas	Secretary of State of Texas
Secretary of State	Certificate of Formation	Filing #: 801001557 07/09/2008
P.O. Box 13697	For Profit Corporation	Document #: 221569160002
Austin, TX 78711-3697		Image Generated Electronically for Web Filing
FAX: (512) 463-5709

Filing Fee: $300

Article 1 - Entity Name and Type

Thefiling entity being formed is a for-profit corporation. The name of the entity is:

Or-Ion Nutrients, Inc.

Article 2 - Registered Agent and Registered Office

The initial registered is an individual resident of the state whose name is set forth below:

Name: David Simcho

The business address of the registered agent and the registered office address is:

Street Address: 3301 Conflans Road Suite 120, Irving TX USA 75061

Article 3 - Directors

Director 1: David Simcho

Address: 3301 Conflans Road Suite 120, Irving TX USA 75061

Article 4 - Authorized Shares

Number of Shares: 2000 without par value

Article 5 - Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be organized under the Texas Business Organizations Code.

Effectiveness of Filing

This document becomes effective when the document is filed by the secretary of state.

Organizer

The name and address of the organizer is set forth below:

Geneva Sarni   212 N. 3rd Avenue Suite 570, Minneapolis, MN 55401

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Geneva Sarni
Signature of organizer

Form 424		The space reserved for office use.
(Revised 01/06)
FILED
Return in duplicate to:	State of Texas	In the Office of the
Secretary of State	Certificate of Amendment	Secretary of State of Texas
P.O. Box 13697
Austin, TX 78711-3697		JUL 18 2008
(512) 463-5555
FAX: (512) 463-5709		Corporations Section
Filing Fee: See instructions

Entity Information

The name of the filing entity is:

Or-Ion Nutrients, Inc.

The filing entity is a:

[X] For-profit Corporation

The file number issued to the filing entity by the secretary of state is: 801001557

The date of formation of the entity is: July 9, 2008

Amendments

1. Amended Name

The name of the filing entity is: (state the new name of the entity below)

Or-Ion Products, Inc.

2. Amended Registered Agent/Registered Office

B. The registered agent is an individual resident of the state whose name is:

Joseph A. Izem Jr.

C. The business address of the registered agent and the registered office address is:

5222 Spruce St., Bellaire, TX 77401

3. Other Added, Altered, or Deleted Provisions

[X] Alter each of the following provisions of the certificate of formation. The identification or reference of the altered provision and the full text of the provision as amended are as follows:

Number of Shares 500,000,000 without pas value.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: July 17, 2008

/s/ David M. Simcho, CEO